Citigroup Global Markets Holdings Inc.	April 25, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022- USNCH11807 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

10,000 Contingent Income Auto-Callable Securities Due April 28, 2023

Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for monthly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because the value of what you receive at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately one month after the issue date. Each of these risks will depend on the performance of the shares of the Invesco QQQ TrustSM, Series 1 (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the Invesco QQQ TrustSM, Series 1 (Nasdaq symbol: “QQQ”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$10,000,000
Stated principal amount:	$1,000 per security
Strike date:	April 22, 2022
Pricing date:	April 25, 2022
Issue date:	April 28, 2022
Valuation dates:	May 25, 2022, June 27, 2022, July 25, 2022, August 25, 2022, September 26, 2022, October 25, 2022, November 25, 2022, December 27, 2022, January 25, 2023, February 27, 2023, March 27, 2023 and April 25, 2023 (the “final valuation date”), subject to postponement if any such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, April 28, 2023
Contingent coupon payment dates:	For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.
Contingent coupon:	On each monthly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 1.25% of the stated principal amount of the securities (15.00% per annum) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing price of the underlying shares is less than the downside threshold price on one or more valuation dates and, on a subsequent valuation date, the closing price of the underlying shares is greater than or equal to the downside threshold price, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing price of the underlying shares is less than the downside threshold price on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive:

▪  If the final share price is greater than or equal to the downside threshold price: $1,000 plus the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments)

▪  If the final share price is less than the downside threshold price: a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

If the final share price is less than the downside threshold price, you will receive underlying shares (or, in our sole discretion, cash) worth less, and possibly significantly less, than the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment (including any previously unpaid contingent coupon payments) at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$1.00(2)	$998.00
$1.00(3)
Total:	$10,000,000.00	$20,000.00	$9,980,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $996.40 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.00 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $1.00 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $1.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-10.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-09 dated May 11, 2021       Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment (including any previously unpaid contingent coupon payments)
Potential redemption dates:	Each monthly valuation date beginning in May 2022 and ending in March 2023
Initial share price:	$325.40, the closing price of the underlying shares on the strike date
Final share price:	The closing price of the underlying shares on the final valuation date
Downside threshold price:	$276.590, 85.00% of the initial share price
Equity ratio:	3.61546, the stated principal amount divided by the downside threshold price
CUSIP / ISIN:	17330DBP0 / US17330DBP06

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the downside threshold price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Underlying Shares Prospectus. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus and supplement to the prospectus for the underlying shares on file at the SEC website, which can be accessed via the hyperlinks below. The contents of that prospectus, supplement to the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for Invesco QQQ TrustSM, Series 1 dated January 31, 2022:

http://www.sec.gov/Archives/edgar/data/1067839/000119312522019964/d241860d485bpos.htm

Supplement to Prospectus for Invesco QQQ TrustSM, Series 1 dated April 20, 2022:

http://www.sec.gov/Archives/edgar/data/1067839/000119312522111268/d353307d497.htm

April 2022	PS-2

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Investment Summary

The securities provide an opportunity for investors to earn a monthly contingent coupon payment, which is an amount equal to $12.50 (1.25% of the stated principal amount) per security, with respect to each monthly valuation date on which the closing price of the underlying shares is greater than or equal to 85.00% of the initial share price, which we refer to as the downside threshold price. The monthly contingent coupon payment, if any, will be payable monthly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the monthly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the downside threshold price on any valuation date, investors will receive no monthly contingent coupon payment for the related monthly period. If the closing price of the underlying shares is less than the downside threshold price on one or more valuation dates and, on a subsequent valuation date, the closing price of the underlying shares is greater than or equal to the downside threshold price, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing price of the underlying shares is less than the downside threshold price on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates. It is possible that the closing price of the underlying shares could be below the downside threshold price on all of the valuation dates so that you will receive no monthly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date.

If the closing price of the underlying shares is greater than or equal to the initial share price on any potential redemption date (beginning approximately one month after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payments). If the securities have not previously been automatically redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments). However, if the securities have not previously been automatically redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares. Under these circumstances, investors will not be repaid the stated principal amount of their investment but, instead, will receive underlying shares (or, in our sole discretion, cash) at maturity worth less, and possibly significantly less, than the stated principal amount (and, in addition, will not receive any contingent coupon payment at maturity, including any previously unpaid contingent coupon payments). Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no monthly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying shares.

April 2022	PS-3

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a monthly contingent coupon payment equal to 1.25% of the stated principal amount with respect to each valuation date on which the closing price of the underlying shares is greater than or equal to 85.00% of the initial share price, which we refer to as the downside threshold price. The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent coupon payment (including any previously unpaid contingent coupon payments), and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any potential redemption date (beginning approximately one month after the issue date), the closing price of the underlying shares is greater than or equal to the initial share price.

■    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payment).

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments).

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

■    The payment due at maturity will be a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

■    The value of what investors receive at maturity in this scenario will be less, and possibly significantly less, than the stated principal amount of the securities.

April 2022	PS-4

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a monthly valuation date. The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Monthly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

April 2022	PS-5

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-7.

April 2022	PS-6

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following hypothetical terms, which differ from the actual terms of the securities. For the actual terms, see Key Terms above.

Hypothetical initial share price:	$100.00
Hypothetical downside threshold price:	$85.00, which is 85.00% of the hypothetical initial share price
Hypothetical equity ratio:	11.76471 (the $1,000 stated principal amount per security divided by the hypothetical downside threshold price)

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, which begin approximately one month after the issue date. Because the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing price of the underlying shares on each potential redemption date is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Contingent Coupon Payment	Early Redemption Payment*
#1	$105.00	N/A	$1,012.50	$95.00	$12.50	N/A
#2	N/A	N/A	N/A	$95.00	$12.50	N/A
#3	N/A	N/A	N/A	$90.00	$12.50	N/A
#4	N/A	N/A	N/A	$75.00	$0	N/A
#5	N/A	N/A	N/A	$70.00	$0	N/A
#6	N/A	N/A	N/A	$75.00	$0	N/A
#7	N/A	N/A	N/A	$95.00	$50.00	N/A
#8	N/A	N/A	N/A	$90.00	$12.50	N/A
#9	N/A	N/A	N/A	$95.00	$12.50	N/A
#10	N/A	N/A	N/A	$95.00	$12.50	N/A
#11	N/A	N/A	N/A	$125.00	—*	$1,012.50
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

*The early redemption payment includes the unpaid contingent coupon payment with respect to the potential redemption date on which the closing price of the underlying shares is greater than or equal to the initial share price (together with any previously unpaid contingent coupon payments) and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent coupon payment = $1,000 + $12.50 = $1,012.50

In this example, the automatic early redemption feature limits the term of your investment to approximately one month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons.

April 2022	PS-7

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

In Example 2, as the closing price of the underlying shares on the first three valuation dates is greater than the downside threshold price, you receive the monthly contingent coupon payment of $12.50 with respect to each of the first three valuation dates. As the closing price of the underlying shares on the fourth through sixth valuation dates is less than the downside threshold price, you would not receive a contingent coupon payment with respect to those valuation dates. However, as the closing price of the underlying shares on the seventh valuation date is greater than the downside threshold price, you would receive the monthly contingent coupon payment with respect to the seventh valuation date plus the previously unpaid contingent coupon payment with respect to each of the fourth through sixth valuation dates. The closing price of the underlying shares is greater than the downside threshold price on each of the eighth through tenth valuation dates, and so you would receive a contingent coupon payment with respect to each of those valuation dates, and then following the eleventh valuation date (the last potential redemption date), the closing price of the underlying shares is greater than the initial share price, so that the securities would be automatically redeemed and you would receive an automatic early redemption payment of $1,012.50, which includes the contingent coupon payment with respect to the eleventh valuation date.

In this example, the automatic early redemption feature limits the term of your investment to approximately eleven months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupon payments. Further, although the underlying shares have appreciated by 25% from the initial share price on the eleventh valuation date, you only receive $1,012.50 per security upon redemption and do not benefit from this appreciation.

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Contingent Coupon Payment	Early Redemption Payment*
#1	$75.00	$0	N/A	$75.00	$0	N/A
#2	$70.00	$0	N/A	$70.00	$0	N/A
#3	$65.00	$0	N/A	$75.00	$0	N/A
#4	$60.00	$0	N/A	$75.00	$0	N/A
#5	$55.00	$0	N/A	$70.00	$0	N/A
#6	$50.00	$0	N/A	$65.00	$0	N/A
#7	$40.00	$0	N/A	$60.00	$0	N/A
#8	$30.00	$0	N/A	$55.00	$0	N/A
#9	$20.00	$0	N/A	$65.00	$0	N/A
#10	$25.00	$0	N/A	$75.00	$0	N/A
#11	$30.00	$0	N/A	$75.00	$0	N/A
Final Valuation Date	$30.00	$0	N/A	$95.00	—*	N/A
Payment at Maturity	11.76471 underlying shares (or, in our sole discretion, cash equal to 11.76471 multiplied by the final share price of $30.00, which is $352.94)			$1,150.00

* The final monthly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying shares remains below the downside threshold price on each valuation date throughout the term of the securities. As a result, you do not receive any contingent coupon payment during the term of the securities. At maturity, because the final share price is less than the downside threshold price, you would receive a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash based on the value of those shares based on the final share price). The value of the underlying shares (or cash) you receive in this circumstance (based on the final share price) would be $352.94, resulting in a significant loss on your investment in the securities.

In Example 4, the closing price of the underlying shares is less than the downside threshold price on each of the first eleven valuation dates but is greater than the downside threshold price on the final valuation date. As a result, at maturity you would be repaid the stated principal amount of the securities plus the contingent coupon payment due at maturity, which includes all previously unpaid contingent coupon payments.

April 2022	PS-8

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

April 2022	PS-9

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities have not been automatically redeemed prior to maturity and the final share price is less than the downside threshold price, you will not receive the stated principal amount of your securities at maturity and, instead, will receive a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash based on the value thereof). These underlying shares will be worth less than the stated principal amount per security and may be worth nothing. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your securities.

At maturity, if the final share price is less than the downside threshold price, you will have similar downside market risk as a purchaser of the underlying shares at the downside threshold price (except that you will not receive any dividends). This will result in a smaller loss on the securities (disregarding dividends) than would be incurred by a purchaser of the underlying shares at the initial share price, unless the final share price is zero. However, you will be exposed at an increased rate to the decline in the price of the underlying shares below the downside threshold price, with a loss on the securities of more than 1% for each additional 1% of the initial share price by which the final share price is less than the downside threshold price. Therefore, the lower the final share price, the closer your loss will be to the percentage decline of the underlying shares from the initial share price. For example, if the initial share price was $100, the downside threshold price was $85 (85% of the initial share price) and the final share price is below the downside threshold price, the number of underlying shares equal to the equity ratio at maturity would be approximately 11.76471 shares per $1,000 security ($1,000 divided by the $85 downside threshold price). If the final share price was $60 (40% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be approximately $705.88 per security (11.76471 shares times $60). If you had purchased the underlying shares at the initial share price, you would have 10 shares worth $600 based on the final share price, a difference of approximately $105.88 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. However, if the final share price was $30 (70% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be approximately $352.94 per security (11.76471 underlying shares times $30). If you had purchased the underlying shares at the initial share price, you would have 10 shares worth $300 based on the final share price, a difference of only approximately $52.94 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. If the final share price was $0 (100% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be $0, the same as if you had purchased the underlying shares at the initial share price, and you would lose the entire stated principal amount of your securities.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the final valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	You will not receive any contingent coupon payment for any valuation date on which the closing price of the underlying shares is less than the downside threshold price. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside

April 2022	PS-10

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

threshold price. If the closing price of the underlying shares is less than the downside threshold price on any valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the downside threshold price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed, and the final share price will be less than the downside threshold price, such that you will suffer a substantial loss at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately one month after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, the securities will be automatically redeemed if the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately one month. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid on any given contingent coupon payment date and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI

April 2022	PS-11

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yields on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

April 2022	PS-12

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer or in instruments related to the underlying shares or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on the Nasdaq Global Market and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. You should understand that you will not receive any dividend payments under the securities. In

April 2022	PS-13

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying shares is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying shares to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2022	PS-14

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Information About the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the NASDAQ-100 Index®. The NASDAQ-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Invesco QQQ TrustSM, Series 1 is a registered investment company. Information provided to or filed with the SEC by Invesco QQQ TrustSM, Series 1 pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Invesco QQQ TrustSM, Series 1 trade on the Nasdaq Global Market under the ticker symbol “QQQ.”

You may receive underlying shares of the Invesco QQQ TrustSM, Series 1 at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus and supplement to the prospectus related to the Invesco QQQ TrustSM, Series 1 on file at the SEC, which can be accessed via the hyperlinks below.

Prospectus for Invesco QQQ TrustSM, Series 1 dated January 31, 2022:

http://www.sec.gov/Archives/edgar/data/1067839/000119312522019964/d241860d485bpos.htm

Supplement to Prospectus for Invesco QQQ TrustSM, Series 1 dated April 20, 2022:

http://www.sec.gov/Archives/edgar/data/1067839/000119312522111268/d353307d497.htm

The contents of that prospectus, supplement to the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing price of the underlying shares for each day such price was available from January 3, 2012 to April 25, 2022. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

April 2022	PS-15

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Invesco QQQ TrustSM, Series 1 – Historical Closing Prices* January 3, 2012 to April 25, 2022

*The red line indicates the downside threshold price of $276.590, which is equal to 85.00% of the initial share price.

Invesco QQQ TrustSM, Series 1	High	Low	Dividends
2012
First Quarter	$68.22	$56.90	$0.00000
Second Quarter	$68.25	$60.41	$0.11283
Third Quarter	$70.40	$62.42	$0.14312
Fourth Quarter	$69.35	$62.03	$0.56683
2013
First Quarter	$68.97	$66.31	$0.00000
Second Quarter	$74.30	$67.14	$0.15931
Third Quarter	$79.50	$71.73	$0.22361
Fourth Quarter	$87.96	$76.96	$0.51012
2014
First Quarter	$91.06	$84.29	$0.37313
Second Quarter	$93.91	$84.11	$0.20606
Third Quarter	$100.28	$94.22	$0.24910
Fourth Quarter	$106.01	$91.79	$0.62461
2015
First Quarter	$109.38	$99.65	$0.00000
Second Quarter	$110.96	$105.05	$0.24806
Third Quarter	$113.98	$98.09	$0.25416
Fourth Quarter	$115.16	$102.22	$0.60235
2016
First Quarter	$109.50	$96.32	$0.00000
Second Quarter	$111.23	$102.22	$0.31780
Third Quarter	$119.09	$107.42	$0.28665
Fourth Quarter	$120.82	$113.65	$0.64881
2017
First Quarter	$132.47	$119.54	$0.00000
Second Quarter	$143.57	$130.40	$0.27415
Third Quarter	$146.42	$136.19	$0.37842
April 2022	PS-16

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

Fourth Quarter	$158.64	$145.58	$0.64879
2018
First Quarter	$174.08	$153.45	$0.00000
Second Quarter	$177.60	$155.51	$0.27655
Third Quarter	$186.74	$170.80	$0.37837
Fourth Quarter	$186.17	$143.50	$0.75036
2019
First Quarter	$182.57	$149.82	$0.00000
Second Quarter	$191.11	$170.12	$0.32421
Third Quarter	$195.29	$180.73	$0.41558
Fourth Quarter	$213.79	$184.05	$0.84180
2020
First Quarter	$236.98	$169.30	$0.00000
Second Quarter	$248.84	$182.31	$0.36269
Third Quarter	$302.76	$250.49	$0.42426
Fourth Quarter	$313.74	$269.38	$0.94957
2021
First Quarter	$336.45	$299.94	$0.00000
Second Quarter	$354.99	$316.89	$0.39468
Third Quarter	$382.11	$354.57	$0.39679
Fourth Quarter	$403.99	$352.62	$0.90532
2022
First Quarter	$401.68	$318.17	$0.00000
Second Quarter (through April 25, 2022)	$369.30	$325.40	$0.00000

The closing price of the underlying shares on April 25, 2022 was $329.58.

On March 18, 2022, the Invesco QQQ TrustSM, Series 1 declared a cash dividend of $0.43369 per share payable on April 29, 2022. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

April 2022	PS-17

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be short-term capital gain or loss.

•	If, upon retirement of the securities, you receive underlying shares, you should not recognize gain or loss with respect to the underlying shares received, other than any fractional underlying share for which you receive cash. Your basis in any underlying shares received, including any fractional underlying share deemed received, should be equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta”

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Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.00 for each $1,000.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $1.00 for each $1,000.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $1.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is

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Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due April 28, 2023 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1 Principal at Risk Securities

not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2022 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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